Exhibit 10.2

ADOBE SYSTEMS INCORPORATED

EXECUTIVE SEVERANCE PLAN

IN THE EVENT OF A CHANGE OF CONTROL

Adobe Systems Incorporated, a Delaware corporation (the “Company”) has adopted this Executive Severance Plan (the “Plan”), effective as of December 12, 2006, for the benefit of certain key employees of the Participating Company Group.  The Plan was amended effective January 24, 2008 for compliance with Code Section 409A, and amended effective February 11, 2008 to update the treatment of performance awards.

The Company considers it essential to the best interests of its stockholders to take reasonable steps to retain its key management personnel.  Further, the Board of Directors of the Company (the “Board”) recognizes that the uncertainty and questions which might arise among management in the context of a Change of Control of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of its members of management of the Company to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change of Control of the Company.

The Company hereby adopts this Executive Severance Plan In the Event of a Change of Control for the benefit of its employees who are eligible as provided in the Plan.

Section 1.               Definitions.

1.1           “Accounting Firm” shall mean KPMG LLP or, if such firm is unable or unwilling to perform the calculations required under this Plan, such other national accounting firm as shall be designated by agreement between the Participant to whom Section 4.1 applies and the Company.

1.2           “Actual Award” shall have the meaning in the applicable Performance Share Program, as amended by Section 3.4 below.

1.3           “Base Salary” means the Participant’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding such Participant’s Date of Termination.  Base Salary does not include any bonuses, commissions, fringe benefits, overtime, car allowances, other irregular payments or any other compensation except base salary.

1.4           “Cause” shall mean (a) with respect to Group I Participants (i) felony conviction; or (ii) willful disclosure of material trade secrets or other material confidential information related to the business of a Participating Company; or (iii) willful and continued failure substantially to perform the same duties as in effect prior to the Change of Control for the Participating Company (other than any such failure resulting from physical or mental incapacity or any actual or anticipated failure resulting from a resignation for Good Reason) after a written demand for substantial performance is delivered by the Chief Executive Officer or the President of the Company, which demand identifies the specific actions which the Chief Executive Officer or the President of the Company believes constitute willful and continued failure substantially to perform duties, and which performance is not substantially corrected within ten (10) days of receipt of such demand.  For purposes of the previous sentence, no act or failure to act shall be deemed “willful” unless done, or omitted to be done, with willful malfeasance or gross negligence and without reasonable belief that action or omission was not materially adverse to the best interest of the Participating Company Group; and (b) with respect to Group II Participants (i) theft, dishonesty or falsification of any employment or Participating Company Group records, (ii) improper disclosure of a Participating Company’s confidential or proprietary information, (iii) any intentional act by such Participant which has a material detrimental effect on the Participating Company Group’s reputation or business, (iv) failure to perform any reasonably assigned duties, which failure is not cured with in thirty (30) days following written notice of such failure from the Participating Company, (v) gross misconduct or (vi) felony conviction.

1.5           “Certification Date” shall have the meaning set forth in the applicable Performance Share Program.

1.6           “Change of Control” shall mean a Change of Control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that anything in this Plan to the contrary notwithstanding, a Change of Control shall be deemed to have occurred if:

(a)           any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;

(b)           during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Incumbent Directors”), cease for any reason to constitute a majority thereof;

(c)           there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own securities representing more than 50% of the combined voting power of the Company, a parent of the Company or other corporation resulting from such Transaction (counting, for this purpose, only those securities held by the Company’s stockholders immediately after the Transaction that were received in exchange for, or represent their continuing ownership of, securities of the Company held by them immediately prior to the Transaction);

(d)           all or substantially all of the assets of the Company are sold, liquidated or distributed; or

(e)           there is a “Change of Control” or a “change in the effective control” of the Company within the meaning of Section 280G of the Code and the Regulations.

1.7           “Change of Control Date” shall mean the date on which the Change of Control occurs.  Notwithstanding the first sentence of this definition, if a Participant’s employment with the Participating Company Group terminates prior to the Change of Control Date and it is reasonably demonstrated that such termination (a) was at the request of the third party who has taken steps reasonably calculated to effect the Change of Control or (b) otherwise arose in connection with or in anticipation of the Change of Control, then “Change of Control Date” shall mean the date immediately prior to the date of such Participant’s termination of employment.

1.8           “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

1.9           “Committee” means the Executive Severance Plan Administrative Committee responsible for administering the Plan as provided in Section 5.

1.10         “Common Stock” shall mean the common stock of the Company.

1.11         “Company” means Adobe Systems Incorporated, a Delaware Corporation, and, except in determining under Section 1.4 hereof whether or not any Change of Control has occurred, shall include any successor to its business and/or assets.

1.12         “Date of Termination” means the date of a Participant’s termination of employment with the Participating Company Group as determined in accordance with Section 3.7.

1.13         “Disability” shall mean a Participant’s (a) incapacity due to physical or mental illness which causes such Participant’s absence from the full-time performance of his or her duties with the Participating Company Group for six (6) consecutive months and (b) such Participant’s failure to return to full-time performance of his or her duties for the Participating Company Group within thirty (30) days after written Notice of Termination due to Disability is given to a Participant.  Any question as to the existence of Disability upon which a Participant and the Participating Company Group cannot agree shall be determined by a qualified independent physician selected by the Participant (or, if such Participant is not able to select a physician, such selection shall be made by any adult member of the Participant’s immediate family), and approved by the Participating Company Group.  The determination of such physician made in writing to the Participating Company Group shall be final and conclusive for all purposes of this Plan.

1.14         “Effective Date” means December 12, 2006.

1.15         “Equity Awards” shall mean options, stock appreciation rights, stock purchase rights, restricted stock, stock bonuses and other awards which consist of, or relate to, equity securities of the Company, other than Performance Awards, in each case which have been granted to a Participant under the Equity Plans.  For purposes of this Plan, Equity Awards shall also include any shares of common stock or other securities issued pursuant to the terms of an Equity Award.

1.16         “Equity Plans” shall mean the Adobe Systems Incorporated 1994 Stock Option Plan, the Adobe Systems Incorporated 1994 Amended Performance and Restricted Stock Plan, the Adobe Systems Incorporated 1999 Nonstatutory Stock Option Plan, the Adobe Systems Incorporated 2003 Equity Incentive Plan, the Adobe Systems Incorporated 2005 Special Purpose Equity Incentive Plan, and any other equity-based incentive plan or arrangement adopted or assumed by the Company, and any future equity-based incentive plan or arrangement adopted or assumed by the Company, but shall not include the Adobe Systems Incorporated 1997 Employee Stock Purchase Plan or any other plan intended to be qualified under Section 423 of the Code.

1.17         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.

1.19         “Good Reason” shall mean a Participant’s resignation of employment during the Term as a result of any of the following:

(a)           A meaningful and detrimental alteration in such Participant’s position, titles, or the nature or status of responsibilities (including reporting responsibilities) from those in effect immediately prior to the Change of Control Date;

(b)           A reduction by the Participating Company Group in such Participant’s Base Salary as in effect immediately prior to the Change of Control Date or as the same may be increased from time to time thereafter; a failure by the Participating Company Group to increase such Participant’s salary at a rate commensurate with that of other similarly situated key executives of the Participating Company Group; or a reduction in the target incentive opportunity percentage used to determine such Participant’s Target Bonus below the percentage in effect immediately prior to the Change of Control Date;

(c)           The relocation of the office of the Participating Company where such Participant is primarily employed immediately prior to the Change of Control Date (the “COC Location”) to a location which is more than fifty (50) miles away from the COC Location or the Participating Company’s requiring such Participant to be based more than fifty (50) miles away from the COC Location (except for required travel on the Participating Company’s business to an extent substantially consistent with the Participant’s customary business travel obligations in the ordinary course of business prior to the Change of Control Date);

(d)           The failure by the Participating Company Group to continue in effect any compensation plan in which such Participant participated prior to the Change of Control Date or made available to such Participant after the Change of Control Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change of Control, or the failure by the Participating Company Group to continue such Participant’s participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed on the Change of Control Date;

(e)           The failure by the Participating Company Group to continue to provide such Participant with benefits at least as favorable in the aggregate to those enjoyed by such Participant under the Participating Company Group’s retirement, savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs in which such Participant was participating in immediately prior to the Change of Control Date; or the failure by the Participating Company Group to provide such Participant with the number of paid vacation days to which he or she was entitled on the basis of years of service with the Participating Company Group in accordance with the Participating Company Group’s normal vacation policy in effect immediately prior to the Change of Control;

(f)            The failure by the Participating Company Group to pay or provide to such Participant with any material item of compensation or benefits promptly when due;

(g)           The failure of the Participating Company Group to obtain an agreement from any successor to assume and agree to perform the obligations of this Plan, as contemplated in Section 9.1 hereof or, if the business for which such Participant’s services are principally performed is sold at any time after a Change of Control, the failure of the Participating Company Group to obtain such an agreement from the purchaser of such business;

(h)           A material breach by the Participating Company Group of the provisions of this Plan;

 provided, however, that an event described above in clause (a), (b), (d), (e), (f) or (h) shall not constitute Good Reason unless it is communicated by such Participant to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to such Participant (including full retroactive correction with respect to any monetary matter) within 10 days of the Company’s receipt of such written notice.

1.19         “Group I Participant” shall mean each senior management employee of a Participating Company who (i) is on the U.S. payroll, (ii) is not a party to any other retention and/or severance agreement with the Participating Company Group that is not otherwise waived in accordance with Section 3.10, and (iii) on the Change of Control Date, is classified as a Vice President (or any more senior role) of a Participating Company.

1.20         “Group II Participant” shall mean each senior management-level employee of a Participating Company who (i) is on the U.S. payroll, (ii) is not a party to any other retention and/or severance agreement with the Participating Company Group that is not otherwise waived in accordance with Section 3.10, and (iii) who on the Change of Control Date, is classified as a Director, Senior Director, or such other position, which is determined by the Company prior to the Change of Control  as equivalent thereto.

1.21         “Involuntary Termination” shall mean (i) a Participant’s involuntary termination of employment with the Participating Company Group during the Term other than for death, Disability or Cause or (ii) a Participant’s resignation of employment with the Participating Company Group during the Term for Good Reason.

1.22         “Notice of Termination” means the notice specified in Section 3.7.

1.23         “Participating Company Group” means the Company and any present or future United States parent and/or United States direct or indirect subsidiary corporations of the Company that have been designated by the Board as a “Participating Company” for purposes of this Plan (all of which along with the Company being individually referred to as a “Participating Company” and collectively referred to as the “Participating Company Group”).  For purposes of this Plan, a parent or subsidiary corporation shall be defined in Sections 424(e) and 424(f) of the Code and shall include entities related to the Company by similar ownership levels that are not corporations.

1.24         “Participant” shall mean each Group I Participant and each Group II Participant.

1.25         “Performance Awards” shall have the meaning set forth in the applicable Equity Plan, and shall include awards of performance-based restricted stock, performance-based restricted stock units and performance-based cash awards.

1.26         “Performance Period” shall have the meaning set forth in the applicable Performance Share Program and underlying Equity Plan.

1.27         “Performance Share Program” shall mean the specific terms of Performance Awards adopted from time to time by the Company with respect to a specified Performance Period.

1.28         “Plan” means this Adobe Systems Incorporated Executive Severance Plan In the Event of a Change of Control.

1.29         “Plan Year” means the calendar year and the last day of such year is December 31.

1.30         “Reference Bonus” shall mean the greater of (a) the Target Bonus applicable to a Participant for the year in which such Participant’s Involuntary Termination occurs or (b) the highest Target  Bonus applicable to such Participant in any of the three years ending prior to the Change of Control Date.

1.31         “Reference Salary” shall mean the greater of (a) the annual rate of a Participant’s Base Salary from the Participating Company Group in effect immediately prior to the date of such Participant’s Involuntary Termination or (b) the annual rate of a Participant’s Base Salary from the Participating Company Group in effect at any point during the three-year period ending on the Change of Control Date.

1.32         “Regulations” shall mean the proposed, temporary and final regulations under Section 280G of the Code or any successor provision thereto.

1.33         “Severance Benefits” means those benefits provided to a Participant under this Plan on account of a Change of Control, as determined in accordance with Section 3.2, 3.3, 3.4 and 3.5 after the execution of a release of claims as required by Section 10.

1.34         “Severance Multiple” shall mean (a) with respect to Group I Participants, the sum of (i) two (2) plus (ii) one twelfth (1/12th) for each completed year of service with the Participating Company Group (not in excess of twelve (12) years), and (b) with respect to Group II Participants, the sum of (i) one (1) plus (ii) one twelfth (1/12th) for each completed year of service with the Participating Company Group (not in excess of six (6) years).

1.35         “Target Bonus” shall mean an amount equal to (i) a Participant’s Base Salary multiplied by such Participant’s target incentive opportunity percentage under the Participating Company’s Annual Incentive Plan and Profit Sharing Plan (or any successor plans then in effect), and (ii)  target commissions.

1.36         “Term” shall mean the period of a Participant’s employment that commences on the Change of Control Date and shall continue until the second anniversary of the Change of Control Date.

Section 2.               Employment During the Term.  During the Term, the following terms and conditions shall apply to a Participant’s employment with the Participating Company Group:

2.1           Titles; Reporting and Duties.  A Participant’s position, title, nature and status of responsibilities and reporting obligations shall be no less favorable than those that such Participant enjoyed immediately prior to the Change of Control Date.

2.2           Base Salary and Bonus.  A Participant’s Base Salary and annual bonus opportunity may not be reduced, and such Participant’s Base Salary shall be periodically reviewed and increased in the manner commensurate with increases awarded to other similarly situated employees of the Participating Company Group.

2.3           Incentive Compensation.  A Participant shall be eligible to participate in each long-term incentive plan or arrangement established by the Participating Company Group for its employees at such Participant’s level of seniority in accordance with the terms and provisions of such plan or arrangement and at a level consistent with the Participating Company Group’s practices applicable to each Participant prior to the Change of Control Date.

2.4           Benefits.  A Participant shall be eligible to participate in all retirement, welfare and fringe benefit plans and arrangements that the Participating Company Group provides to its employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to such Participant, in the aggregate, than the terms and provisions available to other similarly situated employees of the Participating Company Group.

2.5           Location.  A Participant shall continue to be employed at a business location in the metropolitan area in which such Participant was employed prior to the Change of Control Date and the amount of time that such Participant is required to travel for business purposes will not be increased in any significant respect from the amount of business travel required of such Participant prior to the Change of Control Date.

Section 3.               Severance Benefits.  In the event of a Participant’s Involuntary Termination, the terminated Participant shall be entitled to the following:

3.1           Payment of Wages and Accrued Vacation.  The Company shall pay to such terminated Participant within five (5) days of the date of such Involuntary Termination the full amount of any earned but unpaid Base Salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment (calculated on the basis of such Participant’s Reference Salary) for all unused vacation time which such Participant may have accrued as of the Date of Termination.

3.2           Payment of Cash Severance.  Subject to execution of a release of claims as described in Section 10 below, the terminated Participant will receive the following cash benefits:

(a)           The Company shall pay to such terminated Participant a pro rata portion (based on the number of days served in the applicable bonus period) of the Participant’s Target Bonus for the year in which such Involuntary Termination occurs, calculated on the assumption that all performance targets have been or will be achieved at target levels, plus the full amount of any bonus that the Participant earned for the year prior to the year in which the Involuntary Termination occurs based on actual Company and individual performance, to the extent such bonus has not been paid prior to the Date of Termination.  Except as otherwise provided in Sections 3.11 and 4.1 below, these cash payments will be made in a lump sum on the day following the Release Effective Date.

(b)           In addition, the Company shall pay to such terminated Participant an amount equal to the product of (a) the sum of such terminated Participant’s Reference Salary and Reference Bonus, multiplied by (b) such terminated Participant’s Severance Multiple.  This severance payment shall be in lieu of any other cash severance payments which such terminated Participant is entitled to receive under any other notice or severance pay and/or retention plan or arrangement sponsored by any Participating Company.  Except as otherwise provided in Sections 3.11 and 4.1 below, these cash payments will be made in a lump sum on the day following the Release Effective Date.

3.3           Vesting and Exercise of Equity Awards.  Subject to execution of a release of claims as described in Section 10 below, and notwithstanding anything to the contrary contained in an applicable Equity Award agreement, all Equity Awards held by a terminated Participant shall vest in full and, as applicable, shall become fully exercisable, as of the Date of Termination, except as otherwise provided in Sections 3.11 and 4.1 below.  Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Participant under the terms of an Equity Award be less favorable to such Participant than the terms and provisions of such awards in effect on the Change of Control Date.

3.4           Vesting of Performance Awards.  Subject to execution of a release of claims as described in Section 10 below, and notwithstanding anything to the contrary contained in an applicable Performance Award agreement, and except as otherwise provided in Sections 3.11 and 4.1 below, with respect to Performance Awards, the Actual Award credited to the terminated Participant under the Performance Share Program shall vest in full as of the Date of Termination.

Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Participant under the terms of a Performance Awards agreement be less favorable to such Participant than the terms and provisions of such awards in effect on the Change of Control Date.

3.5           Benefits Continuation.  Subject to execution of a release of claims as described in Section 10 below, and subject to the terminated Participant and/or his or her eligible dependents electing continued medical insurance coverage in accordance with the applicable provisions of state and federal law (commonly referred to as “COBRA”), the Company shall pay the terminated Participant’s COBRA premiums for the duration of such COBRA coverage, or for the period of years equal to the Participant’s Severance Multiple, whichever is less.  If the terminated Participant’s medical coverage immediately prior to the Date of Termination included the terminated Participant’s dependents, the Company paid COBRA premiums shall include the premiums necessary for such dependents as have elected COBRA coverage.  Notwithstanding the above, in the event the terminated Participant becomes covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) or otherwise ceases to be eligible for COBRA during the period provided in this Section 3.5, the Company shall cease payment of the COBRA premiums.

3.6           Other Benefit Plans.  A terminated Participant’s participation and rights in other benefit plans as may be provided by the Participating Company Group at the time of his/her Involuntary Termination shall be governed solely by the terms and conditions of such plans, if any.

3.7           Date and Notice of Termination.  Any termination of a Participant’s employment by a Participating Company or by such Participant during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”).  The Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.  The date of a Participant’s termination of employment with the Participating Company Group shall be determined as follows:  (i) if employment is terminated by the Participating Company Group in an Involuntary Termination, five (5) days after the date the Notice of Termination is provided by the Participating Company Group, (ii) if employment is terminated by the Participating Company Group for Cause, the later of the date specified in the Notice of Termination or ten (10) days following the date such notice is received by the Participant, and (iii) if the basis of a Participant’s Involuntary Termination is such Participant’s resignation for Good Reason, the Date of Termination shall be ten (10) days after the date such Participant’s Notice of Termination is received by the Company.

3.8           No Mitigation or Offset.  A terminated Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced (except as set forth in Section 3.5 above) by any compensation earned by such a terminated Participant as the result of employment by another employer or by retirement benefits paid by the Participating Company Group or another employer after the Date of Termination or otherwise.

3.9           Withholding.  Amounts paid to a Participant hereunder shall be subject to all applicable federal, state and local withholding taxes.

3.10         Waiver of Any Other Participating Company Retention/Severance Agreement.  A terminated Participant may elect, in his or her sole discretion, to waive each and every prior retention and/or severance agreement entered into between a Participating Company and such terminated Participant in order to participate and receive the Severance Benefits provided under this Plan. Such waiver shall be in writing in such form as may reasonably be specified by the Committee and shall be filed with the Company in accordance with such rules and procedures as may be reasonably established by the Committee.

3.11         Application of Section 409A.  Notwithstanding any other provision of this Plan, to the extent that (i) one or more of the payments or benefits received or to be received by a Participant pursuant to this Plan would constitute deferred compensation subject to the requirements of Code Section 409A, and (ii) the Participant is a “specified employee” within the meaning of Code Section 409A, then such payment or benefit (or portion thereof) will be delayed until the earliest date following the Participant’s “separation from service” with the Participating Company Group within the meaning of Code Section 409A on which the Company can provide such payment or benefit to the Participant without the Participant’s incurrence of any additional tax or interest pursuant to Code Section 409A, with all remaining payments or benefits due thereafter occurring in accordance with the original schedule.  In addition, this Plan and the payments and benefits to be provided hereunder are intended to comply in all respects with the applicable provisions of Code Section 409A.

Section 4.               Limitation on Payment of Benefits.

4.1           Parachute Payments.  In the event that it is determined by the Accounting Firm that any amount payable to a Participant under this Plan, alone or when aggregated with any other amount payable or benefit provided to such Participant pursuant to any other plan or arrangement of the Participating Company Group, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then notwithstanding the other provisions of this Plan, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to the Participant.  For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days of the occurrence of the event giving rise to such payment to the Participant.  The Company shall request a determination in writing by the Accounting Firm of whether the full amount of the payments to the Participant, or a lesser amount, will result in the greatest after-tax benefit to the Participant.  As soon as practicable thereafter, the Accounting Firm shall determine and report to the Company and the Participant the amount of such payments and benefits which would produce the greatest after-tax benefit to the Participant.  For the purposes of such determination, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make their required determination.  The Company shall bear all fees and expenses the Accounting Firm may reasonably charge in connection with its services contemplated by this Section.  If a reduced amount of the payments will give rise to the greatest after tax benefit, the reduction in the payments and benefits shall occur in the following order unless the Participant elects in writing a different order prior to the last day of the year preceding the date on which the event that triggers the payment occurs: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards (including Performance Awards) other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to the Participant.  In the event that acceleration of compensation from the Participant’s equity awards (including Performance Awards) is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless the Participant elects in writing a different order for cancellation prior to the last day of the year preceding the date on which the event that triggers the payment occurs.

4.2           Non-Duplication of Benefits.  Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance plan and/or retention agreement benefits provided by any Participating Company and the Severance Benefits and other benefits provided under this Plan shall be reduced by any severance paid or provided to a Participant by a Participating Company under any other plan or arrangement.

4.3           Indebtedness of Participant.  If a Participant is indebted to the Participating Company Group at his or her Date of Termination, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness.

Section 5.               Plan Administration, Amendment and Termination.

5.1           Plan Administrative Committee.

(a)           Administration by the Committee.  The Plan shall be administered by the Committee.

(b)           Committee Members.  Except as otherwise provided in Section 5.1(c) below, the “Committee” shall be composed of those individuals at the Company who hold the titles of  Vice President and General Counsel, and Vice President Human Resources, or titles functionally equivalent thereto, and another employee of the Company as shall be appointed by the Board.  The designation of an individual as holding such title or position shall constitute automatic appointment to the Committee and the resignation or other termination of employment or change to a different position by a Committee member shall constitute automatic resignation from the Committee.

(c)           Notwithstanding the foregoing, upon a Change of Control, a majority of the Committee Members shall be comprised of persons who were members of the Committee prior to the Change of Control or who are elected to serve as additional Adobe Members as provided below (the “Adobe Members”).  This shall be accomplished by retaining a majority of those persons who were Committee Members prior to the Change of Control, regardless of whether such members’ job titles have changed or they would otherwise be deemed to have automatically resigned their membership on the Committee.  In the event that a majority of the members of the Committee prior to the Change of Control are unwilling or unable to continue to serve as members of the Committee, the members of the Committee shall, by majority vote, elect sufficient additional Adobe Members, so that a majority of the Committee Members are Adobe Members.  Such additional Adobe Members shall be persons who were employed by the Company prior to the Change of Control.

(d)           The Committee Members shall not receive compensation for their services on the Committee.  The Participating Company Group shall indemnify and hold harmless the Committee Members from and against all liabilities, claims, demands and costs, including reasonable attorneys’ fees and expenses of legal proceedings, incurred by the Committee which arise as a result of membership on the Committee.

5.2           Committee Powers and Responsibilities.  The Committee shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan.  Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority in its discretion to:

(a)           Construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions, including determination of which individuals are eligible for Severance Benefits, the amount of Severance Benefits to which any employee may be entitled, the determination of which type of Participant any individual is (i.e., Group I Participant or Group II Participant) and all other matters pertaining to the Plan;

(b)           Adopt amendments to the Plan document which are deemed necessary or desirable bring these documents into compliance with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder; and

(c)           Establish procedures for determining who the Adobe Members of the Committee shall be after a Change of Control and/or for electing additional Adobe Members of the Committee pursuant to Section 5.1.  For purposes of this Section 5.2(c), only those persons who were members of the Committee prior to the Change of Control shall be authorized to vote.

5.3           Decisions of the Committee.  Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives.  Any discretion granted to the Committee shall be exercised in accordance with such rules and policies as may be established by the Committee from time to time.

5.4           Plan Amendment.  The Plan may be amended by the Committee as provided by Section 5.2(b) and may also be amended by resolution of the Board of Directors of the Company (i) for the purposes specified in Section 5.2(b), (ii) to increase the amount and/or type of Severance Benefits provided by the Plan, and (iii) to extend the Plan termination date as provided in Section 5.5.  Except as otherwise provided in this Section 5.4 the Plan may not be amended prior to its termination, or, in the event the Plan is extended as provided in this Section 5.4,  the date on which it would have terminated under Section 5.5 had it not been extended.

5.5           Plan Termination.  This Plan shall terminate automatically five (5) years from the Effective Date unless extended by the Company or unless a Change of Control shall have occurred prior thereto, in which case the Plan shall terminate following the later of the date which is at least twenty-four (24) months after the occurrence of a Change of Control or the payment of all Severance Benefits due under the Plan.

Section 6.               Claims for Benefits.  Any person who believes he or she is entitled to benefits under this Plan may submit a claim for benefits.  The claim must be in writing and should state the claimant’s reasons for claiming these benefits.  The claims should be sent to the Executive Severance Plan Administrative Committee of Adobe Systems Incorporated.  If the claim is denied, in whole or in part, written notice of the denial will be provided within ninety (90) days of initial receipt of the claim.  Such notice will include an explanation of the factors on which the denial is based and what, if any, additional information is needed to support the claim.  Further review of the claim may be obtained by filing a written request for review.  An individual whose claim for benefits is denied may file a request for review with the Committee within sixty (60) days.  After receiving a request for review, the Committee will render a final decision within sixty (60) days, unless circumstances require an extension of an additional sixty (60) days for the review.  In this case, the Committee will notify the claimant in writing of the need for an extension.  The Committee’s decision will be in writing, setting forth the specific reasons for the decision, as well as specific references to the Plan provisions upon which the decision is based.

Section 7.               Legal Fees and Expenses.  The Company shall pay or reimburse a Group I Participant for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by such Group I Participant as a result of any bona fide claim, action or proceeding (a) arising out of such Group I Participant’s termination of employment during the Term, (b) contesting, disputing or enforcing any right, benefits or obligations under this Plan or (c) arising out of or challenging the validity, advisability or enforceability of this Plan or any provision thereof.  The payments or reimbursements provided for herein shall be paid by the Participating Company Group promptly (but in no event more than five (5) business days) following receipt of a written request for payment or reimbursement, as the case may be.  It is intended that each installment of payments under this Section 7 is a separate “payment” for purposes of Section 409A.  For the avoidance of doubt, it is intended that the payments under this Section 7 satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulation 1.409A-1(b)(11).

Section 8.               Miscellaneous.

8.1           No Contract of Employment.  Nothing in this Plan shall be construed as giving any Participant any right to be retained in the employ of the Participating Company Group or shall affect the terms and conditions of a Participant’s employment with the Participating Company Group prior to the commencement of the Term.

8.2           ERISA Plan.  This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Participating Company Group.

8.3           Source of Payments.  All payments provided under this Plan, other than payments made pursuant to any other Participating Company Group employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Participating Company Group, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.  To the extent that any person acquires a right to receive payments from the Participating Company Group hereunder, such right shall be no greater than the right of an unsecured creditor of the Participating Company Group.

8.4           Notice.  For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Executive Severance Plan Administrative

Committee, Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110-2704, with a copy to the General Counsel of the Company, or to a Participant at the address set forth in the Participating Company Group’s payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.5           Nonalienation of Benefits.  No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Participant or subject to any legal process for the payment of any claim against a Participant.

8.6           Validity.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

8.7           Headings.  The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.

8.8           Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of California to the extent such laws are not preempted by ERISA.

Section 9.               Successors; Binding Agreement.

9.1           Assumption by Successor.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Section 9, the “Company” shall include the Company as defined in Section 1.9 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.

9.2           Enforceability; Beneficiaries.  This Plan shall be binding upon and inure to the benefit of each Participant (and such Participant’s personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change of Control or by operation of law.  This Plan shall inure to the benefit of and be enforceable by each Participant’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If a Participant should die while any amount would still be payable hereunder if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisee, legatee or other designee or, if there is no such designee, to such Participant’s estate.

Section 10.             Release of Claims.  As a condition to the receipt of Severance Benefits, each Participant must execute and allow to become effective a release of claims in a form satisfactory to the Committee, with such execution occurring not prior to the Date of Termination and not later than 45 days after the Participant’s receipt thereof.  The date on which such release becomes effective is the “Release Effective Date”.  No Severance Benefits shall be paid to a Participant under this Plan prior to the Release Effective Date.  The form of release shall not cause the Participant to waive or release any claims or rights a Participant may have to be indemnified by the Company under applicable law or the terms of any then-effective indemnification agreement or obligation.

Adobe Systems Incorporated

Dated: February 11, 2008	By:	/s/ Karen Cottle
Karen Cottle
Senior Vice President, General Counsel and Secretary